Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 26, 2023 with respect to the consolidated statement of financial position of LeddarTech Inc. as of September 30, 2022, the related consolidated statements of changes in shareholders’ equity (deficiency), loss and comprehensive loss, and cash flows for each of the two years in the period ended September 30, 2022, and the related notes and our report dated July 26, 2023 with respect to the statement of financial position of LeddarTech Holdings Inc. as of April 12, 2023, both included in the Amendment No. 2 to the Registration Statement (Form F-1) of LeddarTech Holdings Inc. for the registration of common shares and warrants to purchase Units, Each Unit Consisting of One Common Share or One Pre-Funded Warrant to Purchase One Common Share and One Warrant to Purchase One Common Share of LeddarTech Holdings Inc.

/s/ Ernst & Young LLP

Montreal, Canada

December 9, 2024